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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

COMPANY CONTACT:  Carol Coburn
                  (860)870-6112, extension 317
                  BIO.PLEXUS@SNET.NET

                 BIO-PLEXUS NAMES JOHN S. METZ PRESIDENT AND CEO

VERNON, Conn.--(BW HealthWire)--April 25, 2000--Bio-Plexus today announced that it has named John S. Metz, 57, president and chief executive officer, effective April 28, 2000.

Richard Ribakove, Chairman of the Board of Directors commented: "I am pleased to announce John's appointment as president and chief executive officer. John's expertise in growing businesses is noted throughout the industry, and his strong leadership should help Punctur-Guard products penetrate the needle market."

Carl Sahi will remain involved with the company and as a member of the Board of Directors. "As inventor of Punctur-Guard technology and founder of Bio-Plexus, Carl has for many years, been the backbone of the company," Ribakove continued. "He ensured broad patent protection on Punctur-Guard technology and on its manufacturing process, obtained FDA approval of the technology, brought the company public, and introduced this innovative technology into the healthcare workplace. Carl's vision, hard work, and dedication have produced a solidly grounded company committed to healthcare worker safety. We are much in his debt," Ribakove concluded.

Metz joins Bio-Plexus from Kimberly-Clark Corporation (NYSE: KMB - news) where he most recently served as President, Strategic Acquisitions for its Professional Health Care business. He was also responsible for Kimberly-Clark Ventures, LLC, -- Kimberly-Clark's venture capital investment arm for emerging medical technologies and companies. Metz has more than 25 years experience in the medical product industry, including 8 in marketing for McKesson Corporation (NYSE: MCK - news) and Becton Dickinson & Company (NYSE: BDX - news).

In 1982, Metz joined Kimberly-Clark as Director of a start-up business unit.
From there, he quickly rose to Vice President of Hospital Sales and Marketing for Professional Health Care, to Vice President and General Manager, and ultimately President of Professional Health Care. He is noted for his achievements in growing businesses through dramatically increased product sales and through strategic acquisitions. He holds an MBA from Stanford.
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"This is a particularly exciting time to be joining Bio-Plexus," Metz commented.
"With OSHA's compliance directive requiring the use of safety needles and 183 members of Congress supporting pending federal safety needle legislation, we are witnessing a shift in the medical needle market to safety. We have a clear mandate to deliver Bio-Plexus products into the hands of health care workers, and I am looking forward to growing Punctur-Guard as the leading name in safety medical needles," he concluded. Bio-Plexus, Inc. (NASDAQ: BPLX - news), designs, develops, manufactures and holds U.S. and international patents on safety medical needles and other products under the PUNCTUR-GUARD(R), DROP-IT(R), and PUNCTUR-GUARD REVOLUTION(TM) brand names. In studies by the Centers for Disease Control (January 1997) and ECRI, (Health Devices, June 1998 and October 1999) Punctur-Guard needles ranked highest of all devices studied. Accidental needlesticks number about one million per year in the United States and can result in the transmission of deadly diseases including HIV and Hepatitis B and C.

NOTE: THIS PRESS RELEASE ISSUED BY THE MANAGEMENT OF BIO-PLEXUS, INC. MAY BE DEEMED TO CONSTITUTE A SOLICITATION UNDER REGULATION 14A OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. IF ANY STOCKHOLDER OF RECORD AS OF MARCH 24, 2000 HAS NOT ALREADY RECEIVED PROXY MATERIALS CONCERNING THE SPECIAL MEETING OF STOCKHOLDERS SCHEDULED FOR APRIL 28, 2000, PLEASE NOTE THAT THESE PROXY MATERIALS WERE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 31, 2000 AND APRIL 3, 2000 AND ARE AVAILABLE FOR FREE AT THE COMMISSION'S WEBSITE: www.sec.gov, BY ACCESSING BIO-PLEXUS' WEBSITE: WWW.BIO-PLEXUS.COM OR BY CONTACTING THE COMPANY'S CORPORATE SECRETARY LOCATED AT 129 RESERVOIR ROAD, VERNON, CONNECTICUT, 06066. THE PROXY MATERIALS CONTAIN IMPORTANT INFORMATION REGARDING THE PROPOSALS TO BE VOTED UPON AT THE SPECIAL MEETING AND THE COMPANY URGES STOCKHOLDERS TO READ SUCH INFORMATION CAREFULLY.


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